Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts - Independent Registered Public Accounting Firm” in the Form S-1, dated December 29, 2023, and included in this Pre-Effective Amendment No. 5 to the Registration Statement (Form S-1, File No. 333-254134) of WisdomTree Bitcoin Fund (the “Registration Statement”).

We also consent to the use of our report dated December 29, 2023, with respect to the financial statement of Wisdom Tree Bitcoin Fund as of December 26, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 29, 2023